Exhibit 5.1

February 8, 2021

GeoVax Labs, Inc.

1900 Lake Park Drive, Suite 380
Smyrna, Georgia 30080

Re:	Registration Statement on Form S-3 SEC Registration No. 333-252437

Ladies and Gentlemen:

We have acted as counsel to GeoVax Labs, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s above-referenced registration statement on Form S-3 (SEC Registration No. 333-252437) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act“), filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 26, 2021.  We are acting as counsel with respect to the issuance and sale by the Company of an aggregate of  1,440,000 shares (the “Firm Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), plus at the option of the underwriters named in the Underwriting Agreement (the “Underwriters), up to an additional 204,000 shares of Common Stock (the “Option Shares” and collectively with the Firm Shares, the “Offered Shares”) that may be sold upon the exercise of an option granted to the Underwriters pursuant to the Underwriting Agreement dated February 8, 2021, between the Company and Maxim Group LLC as representative of the Underwriters (the “Underwriting Agreement”).  The Offered Shares will be offered and sold pursuant to a prospectus supplement dated February 8 2021, to the prospectus dated February 3, 2021 forming part of the Company’s effective Registration Statement.

This opinion is delivered to you pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K of the Commission.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any prospectus supplement other than as expressly stated herein with respect to the issuance of the Offered Shares.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Offered Shares, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed.  In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; (c) that the Underwriting Agreement constitutes the enforceable obligation of the parties thereto other than the Company; and (d) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

Womble Bond Dickinson (US) LLP is a member of Womble Bond Dickinson (International) Limited, which consists of independent and autonomous law firms providing services in the US, the UK, and elsewhere around the world. Each Womble Bond Dickinson entity is a separate legal entity and is not responsible for the acts or omissions of, nor can bind or obligate, another Womble Bond Dickinson entity. Womble Bond Dickinson (International) Limited does not practice law. Please see www.womblebonddickinson.com/us/legal-notice for further details.

February 8, 2021 Page 2

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that, upon payment for the Offered Shares in the manner contemplated by the Underwriting Agreement, the Offered Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the Delaware General Corporation Law (“DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions as of the date of this opinion that interpret the DGCL and such provisions of the Delaware Constitution.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

This opinion is furnished to you in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose except that purchasers of the Offered Shares pursuant to the Registration Statement may rely on this opinion to the same extent as if it were addressed to them.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the reference to the name of our firm under the heading “Legal Matters” in the prospectus supplement and accompanying prospectus constituting a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Bond Dickinson (US) LLP

Womble Bond Dickinson (US) LLP

TCF

FRA